Exhibit 10.1

MASTER AGREEMENT	RUSSIAN VERSION OF AGREEMENT

THIS AGREEMENT is made on August 26, 2008

AMONG:

OOO Geostream Assets Management;

L-Group;

Key Energy Services, Inc.;

Key Energy Services Cyprus, Ltd.;

collectively hereinafter referred to as “the Parties”;

RECITALS

whereas Geostream Group (as hereinafter defined) is currently conducting its business in the Russian Federation such as field facilities engineering, geological and hydrodynamic modelling, field development planning, drilling and workover well services and currently desires to extend its business in the Russian Federation; and

whereas Key Energy Services, Inc. currently provides, among other things, drilling and workover services in the U.S. and Argentina and currently wishes to participate in the Russian oilfield industry; and

whereas OOO Geostream Services Group and Key Energy Services, Inc. wish to work together in oilfield services on certain terms and conditions provided below the Parties hereto enter into this agreement (this “Agreement”).

THE PARTIES AGREE AS FOLLOWS:	RUSSIAN VERSION OF AGREEMENT

1. INTERPRETATION

“Geostream Group” means OOO Geostream Services Group and all its branches, subsidiaries, affiliates: ZAO (CJSC) ENCONCO, OOO (LLC) Geostream Drilling (formerly named OOO Geostream), OOO (LLC) Geostream Vostok, OOO (LLC) Geostream Business Support (Formerly Named OOO Geostream Drilling Support), OOO (LLC) Katamak-Nafta, OOO (LLC) Geostream Assets Evaluation, OOO (LLC) Geostream Consulting (formerly named OOO GTNG/Geostream), OOO (LLC) Firm NEFTEGAZPROGRESS and OOO (LLC) COMPUTER TECHNOLOGIES CENTER, all of which were formed under Russian Federation Laws, and KATAMAK-NAFTA (IRELAND) LIMITED registered under Irish laws (which owns an icelandic company that is handling a project to build an oil refinery) and any other entities which Can be incorporated by any member of Geostream Group;

“OOO Geostream Services Group” means a limited liability company duly incorporated under the laws of the Russian Federation, hereinafter referred to as the “Company”;

“L-Group” means Boris Germanovich Levin, Mikhail Vladimirovich Siyatskii, Aleksei Rufatovich Mustafinov, Yurii Leonidovich Bodnarchuk, John Thomas Wilson and their respective successors in title, permitted assignees, estates and legal personal representatives, and Vemor Trading and Investments Limited, which is registered under Republic of Cyprus laws;

RUSSIAN VERSION OF AGREEMENT

“Key Energy Services, Inc.” means a company duly incorporated under the laws of the United States and all its branches, subsidiaries, affiliates, excluding KESC (as hereinafter defined);

“Key Energy Services Cyprus, Ltd”., means a subsidiary of Key Energy Services, Inc., a company duly incorporated under the laws of Cyprus, hereinafter referred to as “KESC”;

“OOO Geostream Assets Management” means a company duly incorporated under the laws of the Russian Federation, hereinafter referred to as “GAM”;

“Accounting Standards” means International Financial Reporting Standards (“IFRS”) promulgated by the International Accounting Standards Boards (“IASB”) (which includes standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

“Accounts” means the audited report and financial statements of Geostream Group for the financial year up to December 31, 2007;	RUSSIAN VERSION OF AGREEMENT

“Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such Person;

“Applicable Laws” shall mean all applicable laws, directives, orders, regulations or rules of any Competent Authority to which the Company is subject to and which relate to its performance under this Agreement;

“Approval Permit” means the receipt of a prior approval from the Federal Antimonopoly Service of the Russian Federation for KESC to proceed with the Initial Closing and the Second Closing;

“Arbitration Notice” is defined in clause 23;

“Articles” means the charter documents of the Company in the agreed form as set out in the Exhibits and duly registered in accordance with Russian legislation;

“Authority” means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether government owned and howsoever constituted

or called, that exercises the functions of a central bank);	RUSSIAN VERSION OF AGREEMENT

“Bank Valuation” is defined in clause 8;

“Board” means the board of directors of the Company at the time in question;

“Budget” means the annual operating and capital budget of the Group;

“Business Operations” means management of the operations and expansion of the Group’s operations related to oilfield services and engineering in countries where such business is transacted;

“Business Day” means a day on which banks in Russia generally are open for the transaction of normal banking business;

“Cause” means termination of the employment from the Group of one of the L-Group Executives for the following reasons: alcoholism (verified by the special certificate issued by the competent Russian authority), drug abuse (verified by the special certificate issued by the competent Russian authority) and a material theft fixed by court judgement that has come into effect;

“Completion” means completion of this Agreement in accordance with its terms, through a three part process, part on the Pre-Closing, the Initial Closing and then finally on the Second Closing;	RUSSIAN VERSION OF AGREEMENT

“Completion Date” means the date on which the Second Closing takes place;

“Competent Authority” shall mean any court, tribunal or committee or any local, national or supra-national agency (including any taxing authority), authority, department, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) of a sovereign government;

“Dangerous Substance” means any natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm to human health or safety or harm to any other living organism or causing damage to the environment;

“Dispute Notice” is defined in clause 23;

“Employment Agreement” is defined in clause 6;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, security interest, or other third party right or interest (legal or equitable) over or in respect of the relevant asset, security or right;

“Environmental Consent” means any material consent, approval, authorisation, permit, exemption, licence or registration from time to time required under Environmental Law;	RUSSIAN VERSION OF AGREEMENT

“Environmental Law” means any law, regulation, directive, in force in the relevant jurisdictions in which the member of Geostream Group operates relating to the environment, Dangerous Substances, or the welfare of any living organism;

“FCPA” means the U.S. Foreign Corrupt Practices Act;

“Financial Year” means an accounting period of 12 months in respect of which the Company prepares its Accounts in accordance with the relevant provisions of law;

“Initial Closing” means the date and events upon which the initial investment consideration is delivered to Geostream Group and Shares representing ownership of 26% of the Company are delivered to KESC as set forth in the Initial Closing Exhibit;

“Initial Closing Exhibit” is attached;

“IPO” means initial public offering of Company’s Shares, or derivatives thereof, for sale at reputable stock exchange;	RUSSIAN VERSION OF AGREEMENT

“Key Liquidity Obligations” is defined in clause 8;

“L-Group Executives” means executives of Geostream Group who are also L-Group members,

“LIBOR” means

The rate per annum which appears on Page 3750 or Page 3740 (as appropriate) on the Telerate Screen; or

if no such rate appears, the arithmetic mean (rounded upward to four decimal places) of the relevant offered rates which appear on the relevant page (if any) on the Reuters Screen; or

if no such rate appears on the Telerate Screen and the only or no offered rate appears on the relevant page of the Reuters Screen or there is no relevant page on the Reuters Screen, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the provider at its request, quoted by the Reference Banks to leading banks in the London interbank market;

At or about 11:00 a.m. London time on the applicable Rate Fixing Day for the offering of EURO deposits for a three months period;	RUSSIAN VERSION OF AGREEMENT

“Rate Fixing Date” means, in relation to any period for which an interest rate is to be determined, the Business Day that is one Business Day before the first Business Day of that period;`

“Reference Banks” means Royal Bank of Scotland PLC, HSBC Bank PLC and ABN AMRO Bank N.V., London Branch or such other bank or banks as the Parties may agree from time to time;

“Managers” means the senior management of Geostream Group including without limitation the President, Managing Director (General Director), Chief Operating Officer, Financial Director and Legal Director, as well as the Chairman of the Management Committee (each as may be appointed by the Board);

“Minimum Value” means a value for GAM held Shares equal to 23 333 334,00 Euros plus interest from and after the Second Closing date at LIBOR plus two hundred (200) basis points, compounded annually until the date of acquisition of GAM held Shares by KESC. The interest amount for the partial year shall be calculated at the aforementioned rate in proportion to the number of days passed from the beginning of the year. For the purpose of this definition a year shall be comprised of 360 days;

“Minimum Shareholder” is defined in clause 6;	RUSSIAN VERSION OF AGREEMENT

“Operations” means the operations, activities and facilities of Geostream Group

“Shares” means all rights and ownership in the Company and having the rights set down in the Articles;

“Person” means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Parties” are defined in the recitals;

“Panel” is defined in clause 23;

“Pre-Closing” means the period of time between the date of execution and delivery of this Agreement and the Initial Closing;

“Pre-Closing Exhibit” is attached;

“Proportionate Interest” means a percentage equal to, with respect to an L-Group Executive who is the subject of that Termination of Employment, that L-Group Executive’s proportionate ownership interest in GAM;

“Russian Business Opportunity” means exclusive rights to any and all business opportunities in Russia that are related to the provision of (a) drilling services for oil, gas, coal and water wells; (b) drilling of directional and horizontal wells; (c) drilling of exploration and production wells; (d) drilling-project management; (e) repairs and well workovers; (f) well completion and abandonment; (g) well drilling supervision; (h) sidetracking; (i) the use of secondary and tertiary methods of formation stimulation; (j) design, rebuilding, and construction of oil refineries (including small ones) and drafting of design estimates documentation; (k) construction of surface facilities for oil and gas fields; (l) calculation of geological reserves; (m) geological and hydrodynamic study and modeling; (n) well-log interpretation; (o) development of supplementary- and seismic-exploration programs, p) development of field engineering arrangements; (q) monitoring of development; (r) preparation of investment feasibility studies and (s) integrated oilfield services;

RUSSIAN VERSION OF AGREEMENT

“RCPL” means the Russian Federation anti-corruption laws;

“Russian Valuation” is defined in clause 8;

“Second Closing”, defined in clause 3.2, is the second investment consideration delivered by KESC to Geostream Group in exchange for

Shares of the Company as set forth in Second Closing Exhibit;	RUSSIAN VERSION OF AGREEMENT

“Second Closing Exhibit” is attached;

“Securities Act” means the United States Securities Act of 1933;

“Shareholders” means KESC and GAM and “Shareholder” means either of them or their nominee;

“Shareholder Majority” means the holders of more than 50 percent of the Shares, at the time in question, held by the Shareholders;

“Termination of Employment” means the termination of employment of one of the L- Group Executives prior to the expiration of that L-Group Executive’s Employment Agreement;

“Transfer of Shares” means any direct or indirect sale, assignment, gift, devise, pledge, hypothecation or other encumbrance, or any other disposition of Shares (or any interest in or voting power of Shares) either voluntarily or by operation of law;

“Transaction” means the consummation of the commitments and obligations preceding the Initial Closing, the Initial Closing and the Second Closing;

“Transaction Documents” means this Agreement and the Exhibits hereto, which form a part of and are incorporated into this Agreement;

“U.S. Valuation” is defined in clause 8;

“Voluntary Termination” means a Termination of Employment that is voluntary on the part of the L-Group Executive; and	RUSSIAN VERSION OF AGREEMENT

“Warranties” means the representations and warranties set out in this Agreement.

1.1.The following words and expressions shall have the following meanings:

1.2. References to the Parties are to the Parties to this Agreement and include their respective successors in title, permitted assignees, estates and legal personal representatives.

1.3. Headings to clauses and paragraphs are for information only and shall not form part of the operative provisions of, and shall be ignored in construing, this Agreement.

1.4. Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and unincorporated, associations, partnerships and individuals.

2. TRANSACTION OVERVIEW	RUSSIAN VERSION OF AGREEMENT

2.1 The Transaction is divided into three parts. Exhibits are an integral part of implementing the Transaction and contain, together with their schedules, details of the Transaction. Upon execution and delivery of this Agreement, the Parties undertake to carry-out the commitments and obligations provided for in the attached Pre-Closing Exhibit.

2.2. Within five business days of receipt of the Approval Permit and completion of the commitments and obligations provided for in the attached Pre-Closing Exhibit whichever occurs last, the Initial Closing will occur.

2.3. Following the Initial Closing the Parties undertake to carry-out the commitments and obligations provided for in the attached Initial Closing Exhibit.

2.4. Prior to March 31, 2009, but after completion of the commitments and obligations provided for in the attached Initial Closing Exhibit, whichever occurs last, the Second Closing will occur.

3 SHAREHOLDINGS AND CAPITALIZATION

3.1. At the Initial Closing, KESC will perform the actions required for the Initial Closing to recapitalize Geostream Group and to obtain 26% of the additionally issued Shares of the Company; and GAM will likewise perform the actions required for the Initial Closing, all as

provided in the Initial Closing Exhibit.	RUSSIAN VERSION OF AGREEMENT

3.2. At the Second Closing, KESC will perform the actions required for the Second Closing to additionally recapitalize Geostream Group as set forth in the Second Closing Exhibit and to obtain additionally issued Shares of the Company representing 24% of the outstanding Shares of the Company. Following the Second Closing, KESC will then own 50% of the Shares of the Company.

4. SPECIAL PROVISIONS

4.1. The Parties agree that, upon the Initial Closing and at the discretion of Mr. Boris Levin, Geostream Group executive salary increases, not to exceed US$400,000, as described in the Pre-Closing Exhibit, may be effected and a special one time bonus paid in an amount equal to the difference between the salaries actually paid between January 1, 2008, and the Initial Closing and the salaries that would have been paid had the salary increases taken effect on January 1, 2008.

4.2. Upon the Initial Closing, a transaction success fee equal to US$500,000 will be paid to each of Mr. John Thomas Wilson and Syncotrade, Inc. (Copthall, P.O. Box 2331, Roseau, St. George, 00152, Commonwealth of

Dominica) by Geostream Group.	RUSSIAN VERSION OF AGREEMENT

4.3. Any Share sold or purchased under this Agreement shall be sold or purchased with full title guarantee

5. OPERATION OF BUSINESS AND PURPOSE OF THE INVESTMENT

5.1. The investment received by Geostream Group from KESC shall be used in and for the development of the business of Geostream Group.

5.2. The Board of the Company shall appoint the Managers on such terms as it may think fit, the initial Managers being identified on the Initial Closing Exhibit. The Managing Director shall be responsible for management of the business of Geostream Group.

5.3. The Parties approve of all actions contemplated in this Agreement and in the Exhibits. The Parties shall exercise their respective powers in relation to the Company so that:

(a) the Business of Geostream Group is carried on and conducted in a proper and efficient manner and for the benefit of Geostream Group;

(b) each member of Geostream Group transacts its business on arm’s length terms;

(c) no member of Geostream Group shall enter into any agreement or arrangement restricting its competitive freedom to provide and take goods and services by such means and from and

to such persons as they may respectively think fit;	RUSSIAN VERSION OF AGREEMENT

(d) each member of Geostream Group shall maintain any required approval, consent or licence for carrying on its business respectively;

(e)  each member of Geostream Group shall keep each Shareholder fully and promptly informed of all material matters of which it is aware relating to the progress of the business and shall provide the Shareholders with access at all reasonable times to all documents and information required by them and;

(f) the Board shall implement, immediately upon the Initial Closing and the Second Closing, the steps outlined in the Initial Closing Exhibit and in the Second Closing Exhibit.

5.3.  Recognizing their importance for good corporate governance and public stock markets, the Parties will make every reasonable effort to have the financial statements, processes and controls of Geostream Group consistent with U.S. GAAP without material weaknesses as soon as possible, but in any event before the Second Closing.

5.4.  Boris Levin will be the sole and exclusive representative for GAM in all matters with KESC and Geostream Group. Geostream Group and KESC will rely upon Boris Levin’s representations, actions and inactions as those of GAM and his actions and inactions will be for, and binding upon, GAM. This will be evidenced by proper powers of attorney or relevant corporate resolution by GAM, in the form attached in the Pre-Closing Exhibit, and to be delivered to KESC.

RUSSIAN VERSION OF AGREEMENT

6. CONDUCT OF THE GROUP FOLLOWING CAPITALIZATION

6.1. The Parties shall exercise their respective powers in relation to the Company that it shall:

(a) Notice and Information provide to GAM and KESC:

(i)  reasonable advance notice of each meeting of the Board or committee of the Board (such notice to be not less than five Business Days unless otherwise provided by the Articles) and an agenda of the business to be transacted at such meeting (together with all papers circulated or presented to the same);

(ii) as soon as practicable after each such meeting of the Board or of a committee of the Board a copy of the draft minutes thereof;

(iii) access to the Company’s books, records, accounts and appropriate non-trade secret information, to any Minimum Shareholder;	RUSSIAN VERSION OF AGREEMENT

(b) Frequency of Board Meetings

ensure that Board meetings of the Company shall be held quarterly at the Company’s registered office (or such other venue as is approved by the Board unless otherwise provided in the Articles);

(c) Business at Board Meetings

ensure that the business conducted at the Board meeting shall be limited to that which is contained in the agenda and documents circulated to GAM and KESC and, unless the Board agrees otherwise, no matters shall be resolved at any meeting of the Board except those specified in the notice of the meeting;

(d) Enforcement of Rights

at the request of the Board enforce all the Company’s rights or ensure that any member of Geostream Group enforces all of its rights under any agreement to which the Company or any member of Geostream Group is a party;

(e) Management of Business

ensure that the businesses of Geostream Group shall be properly managed; and

(f) Consent Matters	RUSSIAN VERSION OF AGREEMENT

ensure that the matters set out in this Agreement requiring the Shareholder consent shall not take place without the requisite the Shareholder consent.

6.2. The relevant member of Geostream Group shall ensure that prior to the Initial Closing each of the L-Group Executives shall enter into Employment Agreement, or amend their existing Employment Agreements to the satisfaction of the relevant parties, with the member of Geostream Group as provided in the Initial Closing Exhibit.

6.3. Except as expressly provided below and in the Articles, the Board will make all of the business decisions affecting Geostream Group.

6.4. Notwithstanding any other provision of this Agreement, the following actions require the approval of all Shareholders owning at least 25% (a «Minimum Shareholder») of the Shares of the Company:

(a) amending the Articles;

(b) establishing the terms of dealings between Geostream Group and the Shareholder Majority and Affiliates;

(c) liquidation or reorganization of any member of Geostream Group;

(d) initiating bankruptcy proceedings by any member of Geostream Group;	RUSSIAN VERSION OF AGREEMENT

(e) disposing or acquiring assets of, or by, Geostream Group with the regard to business other than those described in the definition “Russian Business Opportunity”;

(f) purchasing equity interests in the Company or any member of Geostream Group, or diluting any Shareholder’s interest in the Company, aside from those equity purchases by KESC expressly contemplated in this Agreement; or

(g) absent a unanimous act of the Board, borrowing by Geostream Group of an amount in excess of US$10,000,000 per year.

7. DIRECTORS

7.1. Upon the Initial Closing, KESC and GAM will each have the right to appoint 50% (fifty percent) of the members of the Company’s Board and of the governing bodies of all members of Geostream Group. Upon the Second Closing, KESC will have the right to appoint a majority of the members of the Board and of the governing bodies of all members of Geostream Group, and GAM will have the right to appoint the balance of the Board.

7.2. The directors of the Company and all general directors of all members of Geostream Group at the Initial Closing shall be as set out in the Initial Closing Exhibit (for the avoidance

of doubt such directors shall be subject to the provisions in relation to the appointment and removal of directors as set out under the Articles and this Agreement).	RUSSIAN VERSION OF AGREEMENT

7.3. A director appointed by KESC is a “KESC Director” and a director appointed by GAM is a “L-Group Director”. KESC may appoint and remove from office any person appointed a KESC Director and to appoint another person in his place. GAM may appoint and remove from office any L-Group Director. KESC shall also be entitled to require that any KESC Director, and GAM shall also be entitled to require that any L-Group Director, be appointed as a non-executive director of each subsidiary of the Company and to be appointed to (a) any committee or sub-committee of or established by the Board (or any committee thereof) and (b) any committee or sub-committee of or established by the board of directors of any member of the Geostream Group.

7.4. Any appointment or removal pursuant to clause 7.3 shall be in writing.

8. SHARE TRANSFERS

8.1. One goal of GAM is to, over time, liquidate, subject to the Bank Valuation, GAM’s position in the Shares, either through the sale of Shares to KESC or through an IPO or subsequent Share sales following an IPO. A goal of KESC is to acquire up to 100% of the Shares, or arrange an IPO for some portion of the Shares as set forth in clause 8.2. The Parties agree in this clause 8 to restrict the Transfer of Shares, provide for a Share valuation method,

provide for Share purchase options and obligations and provide for an IPO for Shares, all as herein provided, all to accommodate the goals of both GAM and KESC.	RUSSIAN VERSION OF AGREEMENT

8.2. KESC must purchase 49% of GAM held Shares (unless otherwise agreed by the Parties in writing), or approve an IPO, by the fourth anniversary of the Initial Closing, and KESC must purchase all of GAM held Shares, or approve an IPO, by the sixth anniversary of the Initial Closing (the “Key Liquidity Obligations”). If GAM refuses to sell its Shares in connection with an IPO, refuses to sell its Shares relying upon the Minimum Value reservation of rights then KESC shall be deemed and stipulated to have met and satisfied the Key Liquidity Obligations. In this case GAM shall have the right to sell its Shares to a third party, and KESC shall have the preferential right of purchase on the same terms as offered by a third party and which are acceptable to GAM.

8.3. KESC shall have the option to acquire all or part of GAM held Shares in one or two purchases, for cash, between the second and sixth anniversaries of the Initial Closing. KESC’s first purchase of GAM held Shares shall be either 49% or 100% of GAM held

Shares (unless otherwise agreed by the Parties in writing). GAM shall not Transfer any Shares or shares in GAM, other than to KESC or into the public market created by the IPO provided that L-Group can Transfer shares in GAM to each other.

RUSSIAN VERSION OF AGREEMENT

8.4. To exercise KESC’s Share purchase option, KESC shall give GAM at least 90 days advance written notice of its election to purchase and the number of Shares being purchased. Following the delivery of this notice, KESC and GAM shall make all reasonable efforts to negotiate a mutually agreeable purchase price for the Shares. KESC and GAM shall negotiate toward a Share valuation for 90 days prior to initiating the following Bank Valuation Process. If this price setting negotiation is unsuccessful, then the purchase price for the Shares shall be determined by taking the average of (i) a valuation of Geostream Group, taking into account the values for oilfield service companies performing similar services in Russia, adjusted to similar size, as determined by a mutually agreeable bank doing company valuations or other body authorized to perform such valuations in Russia (“Russian Valuation”) and (ii) a valuation of Geostream Group as if Geostream Group was conducting business onshore in the “lower 48” states of the United States, taking into account the values of oilfield service companies performing services similar to those of Geostream Group, adjusted to similar size, as determined by a U.S. bank acceptable to both KESC and GAM, doing service company valuations in the U.S. (“U.S. Valuation”).

If KESC and GAM cannot agree on the banks, then they shall each choose a Russian bank (or other body authorized to perform such valuation) and a U.S. bank. The two Russian Valuations shall be averaged as shall the two U.S. Valuations to reach Russian and U.S. Valuations, respectively. These Russian and U.S. Valuation averages shall be averaged to determine the value of the GAM held Shares. The foregoing shall be referred to as the “Bank Valuation Process.” The results of the Bank Valuation Process shall be binding on both KESC and GAM.

RUSSIAN VERSION OF AGREEMENT

However, if the value of GAM held Shares determined pursuant to the Bank Valuation Process is less than the Minimum Value, GAM reserves the right to refuse to sell the GAM owned Shares to KESC unless, during a one year period beginning on the date that GAM gives KESC formal written notice that GAM is exercising its right to refuse to sell Shares for less than the Minimum Value, KESC is willing to pay the Minimum Value for the Shares. The Bank Valuation Process shall be at cost of the Company.

8.5. If KESC elects to sell KESC’s Shares, GAM shall have the right to “tag along” and sell a proportionate amount of its Shares based on the then ownership of GAM. For example, if KESC sells Shares at a time when KESC owns approximately 75% of the Shares and GAM owns approximately 25% of the Shares, then GAM shall have the right to sell one Share for every three Shares being sold by KESC.

RUSSIAN VERSION OF AGREEMENT

8.6. If KESC either (i) files for protection under the bankruptcy laws of the United States or (ii) elects to sell Shares before it has met its Key Liquidity Obligations, then KESC shall advise GAM of such filing or intended sale of Shares and KESC shall extend to GAM the right to purchase, for cash, the Shares held by KESC for a price set by the Bank Valuation Process.

8.7. No Shareholder shall:

(a)  without the written consent of the other Shareholder grant an Encumbrance or otherwise encumber its legal or beneficial interest in its Shares except for any pledging or encumbrance required by the senior credit facility of Key Energy Services, Inc.; or

(b) otherwise than in accordance with this Agreement, Transfer any of such Shares (or any interest therein) except as provided under the provisions of this Agreement.

8.8. In the case of Termination of Employment, (a) if the Termination of Employment is for Cause or a Voluntary Termination, then KESC has the right, but not the duty, to purchase from GAM a Proportionate Interest in the GAM held Shares still held by GAM; but (b) if the Termination of Employment is not for Cause and is not a Voluntary Termination, then if requested by L-Group Executive whose employment is terminated KESC has the duty to purchase from GAM a Proportionate Interest in the GAM held Shares. Purchases and sales under this clause 8.8 will be for cash and with the delivery of good and marketable title, free of Encumbrances, to Shares, as soon as practicable following the Termination of Employment. Absent agreement on the price by KESC and GAM, the price of the Shares purchased and sold pursuant to this clause 8.8 will be determined by the process of clause 8.4.

RUSSIAN VERSION OF AGREEMENT

8.9. With regard to KESC’s option to approve an IPO as provided in clause 8.2 above, the phrase “approve an IPO” shall mean KESC’s approval of an IPO by voting for this IPO at a Shareholders meeting, performing all necessary steps which have to be taken by KESC as a Shareholder and assisting the Company in executing such IPO.

8.10. In case KESC fails to meet its Key Liquidity Obligations, GAM shall have the right to sell its Shares to third parties.	RUSSIAN VERSION OF AGREEMENT

8.11.  If either Shareholder sells Shares of Company pursuant to the provisions of this Clause 8, and such Party’s ownership in Company Shares is reduced to less than 50% of the outstanding and issued Shares, then the Shareholders shall cause the termination of the Company Board and the transfer of all Board rights to be vested with the Company shareholders.

9. DIRECTION OF BUSINESS

Until such time as KESC has met its Key Liquidity Obligations, KESC and GAM, and their Affiliates, must offer Geostream Group exclusive rights to any Russian Business Opportunity. The Party presenting the Russian Business Opportunity shall give written notice with reasonable specificity on opportunities covered by this clause 9. However, no Shareholder shall be required to contribute to Geostream Group or to assist Geostream Group in pursuing a Russian Business Opportunity. If Geostream Group does not pursue a presented Russian Business Opportunity within 60 days of presentation, then Geostream Group is deemed to have declined the opportunity and the Shareholders or Affiliates are free to pursue the Russian Business Opportunity independently of Geostream Group. The Parties are free to pursue other opportunities in oilfield services and other businesses in Russia that are not Russian Business Opportunities.

10. WARRANTIES	RUSSIAN VERSION OF AGREEMENT

10.1. GAM warrants to KESC from the date of signing hereof, and again on the Initial Closing and Second Closing, that:

(a) to the best of its knowledge, information and belief no material information in relation to Geostream Group has been deliberately and knowingly concealed by it;

(b) Geostream Group has all the necessary powers and authorities to complete and consummate this Agreement and the documents referred to herein and this Agreement has been approved by its directors;

(c) there are no options or other legally binding agreements which give any person the right to subscribe for or call for the issue of any share capital of the Company or any member of Geostream Group. The Company is not under any obligation to sell, charge or otherwise dispose of any of the Shares in the Company, or in any member of Geostream Group, or any interest therein to any Person;

(d) all documents which should have been delivered by any member of Geostream Group to the Registrar of Companies or any other

authority have been duly delivered;	RUSSIAN VERSION OF AGREEMENT

(e) Geostream Group has kept and maintained all necessary books of account, minute books, records, register of members and other statutory books. All such documents contain complete and accurate records of all matters required to be recorded therein. Such books, records and registers are in Geostream Group’s or the relevant subsidiary’s possession; and

(f) the Shares as set out in Pre-Closing Exhibit represent all of the Shares currently in issue by the Company, and no person has any interest or the right to acquire any interest in any unissued Shares of the Company or any options or the like to acquire such Shares.

10.2. The warranties above shall be supported by Warranty Letters signed by the General Directors of the Company, OOO Geostream Vostok, OOO Geostream Drilling and ZAO Enconco in the form acceptable by L-Group at the time of signing of this Agreement.

11. PROVISION OF INFORMATION TO THE KESC AND GAM

11.1. The Parties shall exercise their respective powers in relation to the Company that it shall:

(a) Management Accounts	RUSSIAN VERSION OF AGREEMENT

prepare at the cost of the Company and deliver to each KESC and GAM within 15 days of the end of each month management accounts of Geostream Group in the form reasonably required by KESC and GAM, with one a set of financial records in accordance with US GAAP, and within 15 days of the end of every six months another set in accordance with IFRS GAAP, including a profit and loss account or, where relevant, an income statement, a balance sheet, cash flow statement and 12-month cash flow forecast in each case with a comparison against the Budget together with a commentary on the trading and prospects of Geostream Group;

(b) Audited Accounts

provide the audited accounts of Geostream Group (to be prepared in accordance with US GAAP for each Financial Year) to KESC and GAM as soon as they are prepared but in any case not later than 45 days after the end of each Financial Year (it being understood that 31 December 2008 will be the end of the first Financial Year);

(c) Budget

ensure that not later than October 1st of each Financial Year there is prepared and delivered to the Board for its approval a detailed operating budget of Geostream Group for next Financial Year (including a schedule of all forecast capital expenditure and cash flow forecast for Geostream Group in respect of the following Financial Year), such Budget and cash flow forecast to be satisfactory (both as to form and content) but in any event to be broken down into periods of not longer than one month; and

RUSSIAN VERSION OF AGREEMENT

(d) Other Information

ensure that all material developments regarding Geostream Group’s affairs are communicated in writing to KESC and GAM and that they are each given such information and such access to the officers, employees and premises of Geostream Group as they may reasonably require. KESC can request such tax and financial information from the Company as is reasonable and necessary for the complete and accurate reporting of income and tax credits for US Federal Income Tax purposes.

12. CONTINUING OBLIGATIONS

12.1. Each of the Parties undertakes to each of the other Parties that it will (so far as it is lawfully able) use the powers vested in it from time to time as Shareholder of the Company to ensure that the Company complies with the Articles and this Agreement.

12.2. Each of the Parties undertakes to each of the other Parties that it will comply with the

obligations imposed upon it by the Articles.	RUSSIAN VERSION OF AGREEMENT

13. CONFIDENTIAL INFORMATION AND ANNOUNCEMENTS

13.1. Each Party undertakes that it will not at any time divulge or communicate to any person (other than to officers or employees of Geostream Group or of the Shareholders or their legal advisers or other advisors who are bound by an obligation of confidentiality whose responsibility it is to know such information) any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of Geostream Group which may come to its knowledge as a shareholder of a member of Geostream Group and it shall use its reasonable endeavours to prevent the publication or disclosure of any confidential information concerning such matters.

13.2. No announcements or other publicity shall be issued, given or made concerning this Agreement or the subject matter of this Agreement unless, and in the form, agreed by the Company or as required by law (in which case the Company shall be afforded a reasonable opportunity to see and comment on the proposed announcement before issue) nor shall the names of the directors of the Company appear in any advertising literature or other publicity issued by the Company without their consent.

13.3. The restrictions set out in clauses 13.1 and 13.2 above shall not apply to any information which is required to be disclosed by any applicable law, rules, regulation or by order of a court of competent jurisdiction or by a recognised stock exchange, governmental department or agency or other supervisory or regulatory body to whose rule the relevant Party is subject provided that, where practicable and lawful, prior to such disclosure by any Shareholder such Shareholder shall consult with the Company as to the proposed form, nature and purpose of the disclosure.

RUSSIAN VERSION OF AGREEMENT

14. NOTICES

Notice, instruction, consent or other document to be given under this Agreement shall be in writing and delivered personally or by express mail services to the recipient Party at the address shown following their name on the signature page and at its registered office for the time being (for the Company) or to such other address as is notified in writing from time to time by such Party to each of the other Parties. Any notice delivered personally shall be deemed to be received when delivered and any notice sent by prepaid recorded signed for post shall be deemed received fifteen business days after posting.

15. COUNTERPARTS	RUSSIAN VERSION OF AGREEMENT

This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each such counterpart were upon the same instrument.

16. NO PARTNERSHIP FOR NON-TAX PURPOSES

Nothing contained in this Agreement shall be deemed to constitute a partnership among the Parties, or any of them, for legal and liability purposes, as distinguished from purely tax purposes.

17. INTERACTION AND LANGUAGE

In the event of any conflict or inconsistency between the Articles and the provisions of this Agreement the provisions of this Agreement shall prevail and the Parties shall ensure that the terms of the Articles are amended so as to accord with the provisions of this Agreement. This Agreement is prepared in English and Russian counterparts. In the event of any conflict or ambiguity the English version shall control.

18. WHOLE AGREEMENT

This Agreement, together with any documents referred to in it, or expressed to be entered into in connection with it, constitutes the entire agreement of the Parties concerning the subject matter of this Agreement.

19. WAIVER/AMENDMENT	RUSSIAN VERSION OF AGREEMENT

19.1. There shall be no waiver of any term, provision or condition of this Agreement unless such waiver is evidenced in writing and signed by the waiving party.

19.2. No omission or delay on the part of any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

19.3. No variation to this Agreement shall be effective unless made in writing and signed by all the Parties.

20. TERMINATION OF AGREEMENT

This Agreement shall cease and determine with respect to the rights and obligations of any

Shareholder, upon that Shareholder ceasing to be the holder or beneficial owner of Shares or upon an IPO or a sale of all Shares. This Agreenent may be terminated by either Shareholder if KESC fails to obtain a prior approval of FAS before 1 March 2009.

RUSSIAN VERSION OF AGREEMENT

21. ASSIGNMENT

The rights of this Agreement are personal to each Party and in each case they may not be assigned at law or in equity without the prior written consent of the other Parties.

22. COSTS

Each Party shall bear its own legal, accountancy, expert, technical and other costs, charges and expenses incurred by the Parties in connection with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement. KESC agrees to reimburse, following the Initial Closing, the bona fide, documented and reasonable tax and legal advisory expenses of L-Group that have been incurred directly, related to the negotiation and preparation of this Agreement, in an amount not to exceed US $100,000.

23. GOVERNING LAW AND DISPUTE RESOLUTION

23.1. This Agreement shall be governed by and construed in all respects in accordance with laws of England regardless of the law that

might be applied under applicable principles of conflicts of laws.	RUSSIAN VERSION OF AGREEMENT

23.2. If any one or more of the provisions or parts thereof contained in this Agreement is for any reason held to be invalid, illegal, or unenforceable in any respect, then such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or part thereof had never been contained herein.

23.3. All disputes, controversy or claim arising out of or in connection with the present Agreement shall be finally settled by arbitration in accordance with the Rules of Arbitration Institute of the Stockholm Chamber of Commerce (hereinafter referred to as the “Arbitration”). The place of arbitration shall be Stockholm, Sweden. The language of the Arbitration shall be English. The Arbitration board shall consist of 3 (three) arbitrators (the “Panel”). Each Shareholder shall nominate one arbitrator, the chairman being nominated by the Arbitration Institute of Stockholm Chamber of commerce. The Arbitration awards shall be final and binding upon the Shareholders.

23.4. The Shareholders shall attempt to resolve

any dispute arising out of, or in connection with, this Agreement amicably and promptly by negotiations between designated senior executives of the Shareholders who have authority to settle the controversy.

RUSSIAN VERSION OF AGREEMENT

Notwithstanding the foregoing, with respect to any dispute not resolved in the normal course of business, either Shareholder may give any other Shareholder a written notice of such dispute (the “Dispute Notice”) that it seeks, subject to the conditions herein, to refer such dispute to such senior executives for resolution.

Upon receipt of the Dispute Notice, the designated senior executives of the Shareholders shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute; provided, however, that if the matter has not been resolved within thirty days of the date of the Dispute Notice (the “30-Day Period”), any Shareholder may give written notice (the “Arbitration Notice”) to the other Shareholder that it intends to resolve the dispute by arbitration.

23.5. Upon expiration of the 30-Day Period and issuance of an Arbitration Notice, the dispute arising out of or in connection with this Agreement not otherwise resolved in accordance with clause 23.4 to the full satisfaction of all Shareholders, shall be referred to and finally resolved under the Rules of Arbitration Institute of the Stockholm Chamber of Commerce as set forth in clause 23.3.

RUSSIAN VERSION OF AGREEMENT

None of the Arbitrators may be Russian or U.S. citizens. The Shareholders will submit to each other and to the Panel all essential documents on which the parties intend to rely no later than 90 days after the commencement of the arbitration.

23.6. If the Panel finds that any issue at dispute shall be subject to exclusive mandatory jurisdiction of Russian courts, then a) such a finding and its consequences shall not negatively affect or void any award or part of award, b) the Shareholders will move the resolution of such specific issue to the competent Russian courts (Russian proceedings) without prejudice to the Stockholm Arbitral proceedings, and c) the Shareholders will move to enforce each award independently without waiting for the result of such court action, and d) the Shareholders will apply all efforts so that the Russian court proceedings will not cause any interruption or delay of the Stockholm Arbitral Proceedings and the enforcement of the award.

23.7. Each Shareholder agrees not to file any court action that may result in usurpation of Panel’s majority arbitrators’ jurisdiction by Russian courts.	RUSSIAN VERSION OF AGREEMENT

Each Shareholder agrees not to move to the courts to seek injunctive relief before any courts against the Panel of arbitrators and Stockholm Arbitral Proceedings that may halt or delay, or otherwise interfere with, the Stockholm Arbitral Proceedings and the issuance and enforcement of the arbitral awards.

Should such an usurpation or injunction take place, each Shareholder shall immediately act to have it retracted, while continuing acting in the Stockholm Arbitration Proceedings.

23.8. Partial awards or interim awards issued by the Panel during the proceedings are subject to stand-alone enforcement at the discretion of the Shareholder in whose favour the partial award or the interim award is issued. Dissenting opinions of the Panel’s individual arbitrators shall not be used as evidence in or outside the Stockholm Arbitral Proceedings.

23.9. Each one of the final awards, the partial awards, and the interim awards shall be final; the Shareholders hereby agree not to resist or contest recognition, confirmation and

enforcement of such awards, and not to dispute or challenge such awards, in any jurisdictions or courts of law or equity.	RUSSIAN VERSION OF AGREEMENT

The Shareholders agree that any arbitral award under this Agreement may be recognized or enforced in the courts of any nation then a Contracting State to the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards, and thereby consent to the jurisdiction of all such courts.

The Shareholders waive any objections to the exercise of the jurisdiction of any of such courts, including, without limitation, any objection or defense based upon lack of personal jurisdiction or the absence of property of the award debtor in the jurisdiction where recognition or enforcement of the award is sought;

and the Shareholders agree that they shall not seek forum non conveniens dismissal or any action so brought to recognize or enforce the arbitral award. The Shareholders further agree that they will not challenge recognition or enforcement of the award on the basis of manifest disregard of the law or of the evidence. The monetary amount of any award shall be stated in US dollars.

24. SPECIAL WARRANTIES FOR COMPLIANCE WITH ANTI-CORRUPT PRACTICES LAWS	RUSSIAN VERSION OF AGREEMENT

24.1. GAM acknowledges receipt of a copy of the FCPA, confirm understanding of the provisions of the FCPA, and agree to comply with those provisions and not to take or fail to take any action that might in any way cause or the Company to be in violation of the FCPA. GAM represents and warrants to KESC that GAM has provided, or caused Geostream Group to provide, to KESC (or its counsel), all documents, certificates, materials, financial or similar accounting books, records, ledgers and materials requested by KESC, together with the information obtained through interviews of Geostream Group’s directors, officers, agents, employees or other representatives conducted by KESC or its counsel (collectively, the “FCPA Information”) and that the FCPA Information is accurate and complete to the best of its knowledge and belief.

24.2. KESC acknowledge the RCPL, confirm understanding of the provisions of the RCPL, and agree to comply with those provisions and not to take or fail to take any action that might in any way cause GAM or the Company to be in violation of the RCPL. KESC represents and warrants to GAM that the information concerning KESC filed with the Securities and

Exchange Commission of the United States by the ultimate parent, Key Energy Services, Inc., is accurate in all material respects.	RUSSIAN VERSION OF AGREEMENT

24.3. Notwithstanding any provision of this Agreement or the Exhibits, GAM shall not take any action that would result in the Shareholders or Affiliates being in violation of, or penalized under, Applicable Laws of the United States or the Russian Federation.

25. TAX MATTERS	RUSSIAN VERSION OF AGREEMENT

The Parties acknowledge that the Company and Geostream Group will be organized, administered and conduct operations in a tax compliant and tax efficient manner. Further, the Parties agree that, for U.S. federal income tax purposes, the Company will be taxed as a partnership, each member of Geostream Group will be taxed as a disregarded entity, and that the Parties will take all steps necessary to ensure and maintain these U.S. federal income tax characterizations.

26. REGULATORY MATTERS

The Parties shall respectively co-operate with each other to ensure that all information required by law or regulation for the making of (or responding to) any requests for further information consequent upon any notifications or filings made in respect of this Agreement or any of the transactions hereby contemplated or the business of any of the Parties is supplied to the Persons dealing with such notifications and filings and that they are properly, accurately and promptly made.

27. REPRESENTATIONS AND WARRANTIES OF GAM	RUSSIAN VERSION OF AGREEMENT

GAM makes the following representations and warranties to KESC:

27.1 Organization. GAM and each member of the GAM or of Geostream Group that is a company, is duly organized, validly existing and in good-standing under the laws of the Russian Federation or of Ireland, respectively.

27.2. Authority and Authorization. GAM has, or shall have, full corporate power and authority to enter into and perform its obligations under this Agreement as and in the secuence these are desrcibed in the Pre-Closing, Initial Closing and Second Closing Exhibits. The execution and delivery of this Agreement by GAM have been, and the performance by GAM of this Agreement and the transactions contemplated in this Agreement will be, duly and validly authorized by all requisite corporate action on the part of GAM.

27.3. Enforceability. This Agreement has been duly executed and delivered by GAM and constitutes the valid and binding obligation of GAM enforceable against GAM in accordance with its terms, except as enforceability may be limited by bankruptcy, receivership, insolvency, moratorium and other laws affecting creditor’s rights generally and limitations on the availability of equitable remedies (the “Enforcement Limitations”). At the Initial Closing and Second Closing, all documents and instruments required under this

Agreement to be executed and delivered by GAM will be duly executed and delivered and shall constitute valid and binding obligations of GAM enforceable in accordance with their terms, except as enforceability may be limited by Enforcement Limitations.

RUSSIAN VERSION OF AGREEMENT

27.4. Conflicts. The execution and delivery of this Agreement by GAM do not, and the consummation of the Transaction contemplated by this Agreement will not, (i) violate or be in conflict with, or require the consent of any person or entity under any provision of the governing documents of GAM, (ii) conflict with, result in a breach of, or constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under, any material agreement or instrument to which GAM is a party or is bound, or (iii) violate any provision of or require any consent, authorization or approval under any judgement, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to GAM.

27.5. Ownership of Shares. GAM shall own the Shares, free and clear of any claim by third parties or any lien or other Encumbrance.	RUSSIAN VERSION OF AGREEMENT

27.6. Tax Liabilities. There are no outstanding liabilities, claims, disputes, suits, proceedings, filing misrepresentations or other matters which may result in Geostream Group incurring any material tax liability, except as reflected otherwise in the audited financial statements of Geostream Group. In case any claims arise before signing the Agreement, Geostream Group shall provide KESC with respective Disclosure Letters.

27.7. Accounting. Except as noted in Geostream Group’s audited financial statements for the years ended 2006 and 2007, to GAM’s knowledge, the books and records of the Company have been kept in accordance with generally accepted accounting practices applied in the Russian Federation and all audited financial statements of the Company have been prepared in accordance with generally accepted accounting practices applied in the Russian Federation.

27.8. The warranties and representations above shall be supported by Warranty Letter signed by General Director of GAM.

28. REPRESENTATIONS AND WARRANTIES OF KESC	RUSSIAN VERSION OF AGREEMENT

KESC makes the following representations and warranties to GAM:

28.1 Organization. KESC is company duly organized, validly existing and in good standing under the laws of Cyprus.

28.2 Authority and Authorization. KESC has full corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement have been, and the performance by KESC of this Agreement and the transactions contemplated in this Agreement will be, duly and validly authorized by all requisite corporate action on the part of KESC.

28.3 Enforceability. This Agreement has been duly executed and delivered by KESC and constitutes the valid and binding obligation of KESC enforceable against KESC in accordance with its terms, except as enforceability may be limited by Enforcement Limitations. At the Initial Closing and Second Closing, all documents and instruments required under this Agreement to be executed and delivered by KESC will be duly executed and delivered and shall constitute valid and binding obligations of KESC enforceable in accordance with their terms, except as enforceability may be limited

by Enforcement Limitations.	RUSSIAN VERSION OF AGREEMENT

28.4 Conflicts. The execution and delivery of this Agreement by KESC do not, and the consummation of the transaction contemplated by this Agreement will not, (i) violate or be in conflict with, or require the consent of any person or entity under any provision of the governing documents of KESC, (ii) conflict with, result in a breach of, or constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under, any agreement or instrument to which KESC is a party or is bound, or (iii) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to KESC.

28.5. KESC Qualification. KESC is capable of evaluating the merits and risks of an investment in the Shares. KESC has a financial condition such that it is under no present need to dispose of any portion of the Shares to satisfy any existing or contemplated undertaking or indebtedness and is able to bear the economic risk of a purchase of the Shares, including, without limitation, the risk of losing part or all of its investment. KESC understands and acknowledges that there exists no ready market for the Shares, and that no such market may in the future arise, and that its investment in the Shares involves a high degree of risk and is suitable only for persons of substantial financial means who have not need for liquidity with respect to their investment in the Shares, and who can afford to lose their entire investment.

RUSSIAN VERSION OF AGREEMENT

29. LEGAL IMPEDIMENT

29.1  Notwithstanding anything in this Agreement to the contrary, KESC shall not take any action and shall be excused from performing any obligation under this Agreement that would result in Key Energy Services, Inc., any of its affiliates or KESC being in violation of, or penalized under, any applicable law of the United States of America (a “U.S. Legal Impediment”).

29.2 Notwithstanding anything in this

Agreement to the contrary, GAM shall not take any action and shall be excused from performing any obligation under this Agreement that would result in GAM or any of its affiliates being in violation of, or penalized under, any applicable law of the Russian Federation (a “Russian Legal Impediment”).

RUSSIAN VERSION OF AGREEMENT

29.3  In the event a U.S. Legal Impediment or a Russian Legal Impediment shall continue for a period of nine (9) calendar months, the Shareholders during such period shall in good faith take action to preserve the value of the Company with the goal of identifying a third party purchaser for their Shares and negotiating a sale within the end of such nine (9) months period.

AS WITNESS the hands of the Parties or their duly authorised representatives the day and year first above written.

Addresses and Contact Details of the Parties

OOO Geostream Assets Management

8/3 General Karbyshev Blvd., Moscow, Russian Federation, 123154 www.geostream.ru Attention: General Director

L-Group

OOO Geostream Assets Management 8/3 General Karbyshev Blvd., Moscow, Russian Federation, 123154

Attention: Boris Germanovich Levin

RUSSIAN VERSION OF AGREEMENT

Key Energy Services Cyprus, Ltd.

Iris House, 3’d Floor 8 John Kennedy Street 3106 Limasol Cyprus Attention: Director
With copy to: Key Energy Services, Inc. 1301 McKinney Street, Suite 1800, Houston, Texas, 77010, U.S.A. Attention: Newton W. “Trey” Wilson III

Key Energy Services, Inc.

1301 McKinney Street,
Suite 1800,
Houston, Texas, 77010, U.S.A.
www.keyenergy.com
Attention: General Counsel

SIGNATURES:

OOO Geostream Assets Management
By: Boris Germanovich Levin General Director	/s/ Boris Germanovich Levin

L-Group

Boris Germanovich Levin	/s/ Boris Germanovich Levin

Yurii Leonidovich Bodnarchuk	/s/ Yurii Leonidovich Bodnarchuk

Aleksei Rufatovich Mustafinov	/s/Aleksei Rufatovich Mustafinov

Mikhail Vladimirovich Siyatskii	/s/ Mikhail Vladimirovich Siyatskii

John Thomas Wilson	/s/ John Thomas Wilson

Vemor Trading and Investments Limited Represented by: Taratula I.P.	/s/ Taratula I.P.

Key Energy Services Cyprus, Ltd.
By: Newton W. “Trey” Wilson III Attorney-in-fact	/s/ Newton W. Wilson III

Key Energy Services, Inc.
By: Newton W. “Trey” Wilson III, Executive Vice President and Chief Operating Officer	/s/ Newton W. Wilson III